Hirtle Callaghan Trust
	Growth Portfolio
	Jennison Associates
	Procedures Pursuant to 10f-3
		Securities Purchased	Comparable Securities (1)
Comparable Securities (2)
1	Issuer	The Goldman Sachs Group, Inc.	Knight Trimark Group, Inc.
Tucker Anthony
2	Ratings	N/A	N/A	N/A
3	Date of First Offering/Trade Date	08/01/2000	02/26/1999
04/02/1998
4	Maturity Date/Coupon	N/A	N/A	N/A
5	Unit Price/Yield	$99.75 	$35.0000 	$20.00
6	Principal Amount of Offering	$3,990,000,000 	$315,000,000
$148,000,000
7	Underwriting Spread per Unit	$2.75 	$1.505 	$1.35
8	Gross Spread as a % of Price	2.76%	4.30%	6.75%
9	Subordinate Features	N/A	N/A	N/A
10	Sector or Industry	Finance - Invest Bnkr/Brkr
Finance - Invest Bnkr/Brkr	Finance - Invest Bnkr/Brkr
11	Years of Continuous Operartions > 3	>3	>3	>3
12	From whom purchased	Goldman Sachs
13	Par Value Purch	N/A
14	$ Value Purch	$2,394,000.00
15	% of Offering Purchased by Fund	0.0600%
16	% of Offering Purchased by Assoc. Funds	0*%
17	Sum of (15) and (16) (Must be < 25%)	0.0600%
18	% of Fund to Assets Purchased by Fund (Must be < 3%)	1.2453%
19	Underwriter(s) or Dealer(s) from Who Purchased (not Pru Affliate)
Goldman Sachs
20	Is Pru Affliate a Sr. Mgr or Co-Mgr of Offering	Yes
21	Underwriters	Refer to Attached
22	Is Executing Dealer Sr. Mgr or Co-Mgr	Yes
23	Does Pru Affliate Benefit Directly or Indirectly	No
24	Is Purch for the Benefit of the Underwriting Group	No

*Jennison purchase less than 1% of the offering for all accounts managed by it.